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                                                                   EXHIBIT 5.01


                               November 29, 1996


Hollinger International Inc.
401 North Wabash Avenue
Chicago, Illinois  60611

Ladies and Gentlemen:

    We are acting as counsel to Hollinger International Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (No. 333-04697), originally filed by the Company with the Securities and Exchange Commission on May 29, 1996, as amended (the "Registration Statement"), in connection with the registration pursuant to the Securities Act of 1933, as amended, of 48,600,754 shares of Class A Common Stock, par value $0.01, of the Company (the "Shares") comprised of (i) 33,610,754 Shares (the "Outstanding Shares") held by Hollinger Inc., a Canadian corporation and the parent corporation of the Company, or its subsidiaries ("Hollinger Inc.") that are currently outstanding and (ii) the 14,990,000 Shares (the "Conversion Shares") into which all 14,990,000 of the outstanding shares of the Company's Class B Common Stock, par value $.01 per share ("Class B Common Stock"), held by Hollinger Inc. are automatically convertible into, pursuant to the terms of the Company's Restated Certificate of Incorporation, as amended, upon transfer of such shares in any transaction other than a Permitted Transaction, as defined in the Company's Restated Certificate of Incorporation, as amended.


   We have examined the Registration Statement and we have examined the Company's Restated Certificate of Incorporation and By-laws, each as amended to date. We have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary for purposes of this opinion.


     Based on the foregoing, we are of the opinion that (i) the Outstanding Shares have been validly issued and are fully paid and non-assessable and (ii) assuming that (a) there has been a default (a "Default") under any indebtedness secured by a pledge of the 14,990,000 shares of Class B Common Stock held by Hollinger Inc., (b) the party whose interests are secured by such a pledge of the Class B Common Stock has foreclosed upon the Class B Common Stock in accordance with the terms of the pledge documents, the terms of the documents evidencing such indebtedness and applicable law (a "Foreclosure") and (c) there are no existing disputes regarding such Default or Foreclosure, then (x) the issuance of the Conversion Shares upon such a Foreclosure has been duly authorized by the Company and (y) the Conversion Shares if and when sold by the Pledgees as contemplated by the Prospectus contained in the Registration Statement will be validly issued, fully paid and non-assessable.


   We consent to the use of this opinion as Exhibit 5.01 to the Registration Statement and to the reference to the undersigned in the Prospectus that forms part of the Registration Statement.

                                        Yours truly,


                                        /s/ KIRKPATRICK & LOCKHART LLP